Exhibit 10.38

                              XYNERGY CORPORATION

                                  [Letterhead]

VIA FACSIMILE

June 3, 2004

Elliott Weinberg
Richard Hawkins, II
Weinberg & Company, PA
6100 Glades Road, Suite 314
Boca Raton, Florida 33434

Re:  Termination of Audit Services

Dear Elliott:

Since you remain non-responsive to our recent communications (letter & telephone messages), we no longer have a good faith belief that your firm will complete our audit. Therefore, we want to terminate our relationship with your firm and get a refund plus damages to cover the costs for accounting and legal fees for this transaction which will entail more than initiating another audit. To proceed with this transaction amicably, we require the following:

Refund of $XXXX
Damages in the amount of $XXXXX

If you prefer that we communicate with your legal counsel, please have him or her call me or Ed Rose directly. In the event that we do not hear from you on or before Tuesday, June 8, we will commence proceedings against your firm with the California CPA Board, PCAOB, SEC and continue with the filing of a civil complaint.

Our desire is to resolve this situation as quickly and efficiently as possible to prevent further damages to our company. A prompt response from you or your counsel would be in your best interests.

Sincerely,

/s/ Raquel Zepeda
-------------------------
Raquel Zepeda
President

cc:  Edward A. Rose, Jr., Esq.